EXHIBIT 10.4

25 February 2010

Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village
Colorado 80111- 3220
UNITED STATES OF AMERICA

Attention:	R. David Russell

Dear Sirs

Deferral of Scheduled Repayments due 30 Sept 2009, 31 Dec 2009 and funding of the Debt Service Reserve Account - Consent

We refer to our Deferral Consents dated 28 September 2009 and 30 December 2009, recent discussions with APG management and continued Technical Review of the Project. Unless otherwise defined in this letter, capitalized terms used but not defined herein shall have the meanings assigned to them in the Project Facility Agreement dated 20 February 2009 between Apollo Gold Corporation (“APG”), RMB Australia Holdings Limited, Macquarie Bank Limited (“Financiers”) and RMB Resources Inc (“Agent”), as amended, modified or restated (“Project Facility Agreement”).

Tthe Financiers and APG agree to:
(i)
Complete the Technical review of the Project to the Financiers satisfaction including: a) finalization of the new resource model; b) determination of appropriate cut-off grades for the open pit and underground resources; c) optimization of the Phase 1 open pit and underground mine planning; and d) a new life-of-mine-plan and cash flow model; and

(ii)
Defer the 30 September 2009 and 31 December 2009 Repayment Date and the requirement to fund the Debt Service Reserve Account until the earlier of (i) the completion of the Technical Review and (ii) 31 March 2010.

This letter is a Transaction Document for the purpose of the Project Facility Agreement. The terms of the consent can be accepted on or before 5pm (Sydney time) 26 February 2010 by APG returning a signed copy of this letter to the Agent. Except as expressly set out in this letter, nothing in this letter otherwise constitutes a waiver of the Financiers’ rights under the terms of the Transaction Documents and the Financiers’ otherwise reserve all of their rights under the Transaction Documents.

Yours faithfully
RMB Resources Inc.

Signed for
RMB Resources Inc.
by its authorized officer

sign here	/s/ Richard A. Winters
Authorized Officer

Print name	Richard A. Winters

Print title	President

Consent and instruction by the Financiers

Each of the Financiers, being RMB Australia Holdings Limited and Macquarie Bank Limited, gives its consent to, and instructs, RMB Resources Inc. (as Agent) to execute this letter.

Signed by
RMB Australia Holdings Limited
by:

sign here	/s/ Arnold Vogel
Authorized Officer

Print name	Arnold Vogel

Print title	Director – RMB Resources

Signed for
Macquarie Bank Limited
By its Attorneys

sign here	/s/ Katie Choi	sign here	/s/ Margot Branson
	Executive Director		Associate Director

print name	Katie Choi	print name	Margot Branson

	In the presence of		In the presence of

sign here	/s/ Jill Pleban	sign here	/s/ Jill Pleban
	Witness		Witness

print name	Jill Pleban	print name	Jill Pleban

Acceptance by the Borrower

The Borrower accepts the Agent’s consent for a deferral of the 30 September 2009 and 31 December 2009 Schedules Repayments and funding of the Debt Services Reserve Account on the terms and conditions specified in this letter and acknowledges that each of the Agent and Financiers has executed this letter in reliance on the Borrower agreeing the above.

Signed for
Apollo Gold Corporation
by its Authorized Signatory:

sign here	/s/ Melvyn Williams
Authorized Signatory

Print name	Melvyn Williams

Print title	CFO and Sr. VP Finance and Corp. Development